Exhibit 10.14
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT to the Employment Agreement (the “Agreement”) entered into as of August 19, 2003 by and between PETER S. RUMMELL (“Executive”) and THE ST. JOE COMPANY, a Florida corporation (the “Company”), shall be effective as of January 1, 2008.
     WHEREAS, the Company and the Executive previously entered into the Agreement in order to establish the terms and conditions of the Executive’s employment with the Company;
     WHEREAS, as a result of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and the Executive desire to amend the Agreement in order that its provisions comply with the requirements of such Code section; including, without limitation, the time and form of payment requirements of Code Section 409A;
     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby amend the Agreement as follows:
     1. Section 1.9 of the Agreement shall be amended by revising the last paragraph of Section 1.9 so that as amended, the last paragraph of Section 1.9 shall read as follows:
“The determination of whether the Executive’s employment has terminated (including a termination of employment that is not a “Qualifying Termination of Employment”) shall be made without regard to whether the Executive continues to provide services to the Company as a member of its Board of Directors or otherwise in the capacity of an independent contractor, provided, however, that for purposes of amounts becoming payable under the Agreement on account of the Executive’s termination of employment, the Executive’s termination of employment shall not have occurred, and the Executive shall not be entitled to such payments until the date on which the parties reasonably anticipate that the Executive’s level of services to the Company (whether as an employee of the Company or otherwise), permanently decreases to no more than 20 percent of the average level of services performed over the immediately preceding 36-month period.”
     2. Section 3.2 of the Agreement shall be amended by revising the last sentence of Section 3.2 so that as amended, the last sentence of Section 3.2 shall read as follows:
“Notwithstanding any such reassignment or elimination, while employed by the Company, the Executive shall be entitled to the compensation provided under Section 4 through August 18, 2008. In the event that Executive is terminated prior to August 18, 2008, Executive shall be entitled to a lump sum payment of the balance of the remaining compensation provided under Section 4 through August 18, 2008, to be paid within 30 days after the occurrence of Executive’s termination of employment, provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then any such remaining amounts that are payable under this Section 3.2 upon Executive’s termination of employment shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before.”
     3. Section 5.1 of the Agreement shall be amended so that as amended, Section 5.1 shall read as follows:
     “5.1. Severance Pay. In the event of a Qualifying Termination of Employment, within 30 days after the occurrence of such Qualifying Termination of Employment, the Company or its successor shall pay to the Executive a lump sum equal to the product of three times the sum of:
     (a) The Executive’s annual base salary at the greater of (i) the annual rate in effect on the date when the termination of the Executive’s employment with the Company is effective or (ii) the annual rate in effect on the date of the Change in Control; plus
     (b) The greater of (i) the Executive’s annual bonus for the most recent year completed prior to the date when the termination of the Executive’s employment with the Company is effective or (ii) an amount equal to 100% of the Executive’s annual base salary, as determined under Section 4.1; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his Qualifying Termination of Employment, then any such amounts payable under this Section 5.1 shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before.”
     4. Section 5.2(a) of the Agreement shall be amended so that as amended, Section 5.2(a) shall read as follows:
     “(a) In the event of a Qualifying Termination of Employment, in lieu of accruing additional pension benefits under the Company’s Pension Plan, the Company’s 401(k) Plan (the “401(k) Plan”), the Company’s Deferred Capital Accumulation Plan (the “DCAP”), the Company’s Supplemental Retirement Plan (the “SERP”), and any other funded or unfunded pension plans now or hereafter maintained by the Company (collectively, the “Pension Plans”) during the Continuation Period, the Executive shall be entitled to receive an unfunded supplemental pension benefit under this Agreement (the “Supplemental Benefit”). The Supplemental Benefit shall be calculated under Subsection 5.2(b) below and shall be paid in a lump sum within 30 days after the date of the Qualifying Termination of Employment; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his Qualifying Termination of Employment, then any such amounts payable under this Section 5.2 shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before.”
     5. Section 5.3(c) of the Agreement shall be amended so that as amended, Section 5.3(c) shall read as follows:
“(c) If applicable law or the terms of applicable plans or award agreements prohibit the Company from accelerating the lapsing of restrictions on restricted stock or the vesting and exercisability of stock options or other equity-based awards as provided in Sections 5.3(a) and (b), upon the Executive’s termination of employment, the Company shall pay to the Executive, in a lump sum within 30 days after the date of the Executive’s termination of employment, the following: (xx) if any restricted stock that otherwise would have vested pursuant to this Section 5.3 is forfeited, a cash payment equal to the market value of a number of shares of common stock of the Company (absent restrictions) equal to the number of shares of restricted stock forfeited, (yy) if any stock options that otherwise would have vested pursuant to this Section 5.3 are forfeited, a cash payment equal to the difference between the market value of the shares of stock subject to such stock options and the exercise price of such stock options, and (zz) if any such other equity-based awards that otherwise would have vested pursuant to this Section 5.3 are forfeited, a cash payment equal to the value of such forfeited equity-based awards, as determined by the Board in good faith; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then any such remaining amounts that are payable under this Section 5.3(c) upon Executive’s termination of employment shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before.”
     6. Section 5.4(a) of the Agreement shall be amended by adding the following sentence at the end thereof:
“The bonus paid pursuant to this Section 5.4 shall be paid in a lump sum within 30 days after the date of the Qualifying Termination of Employment; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his Qualifying Termination of Employment, then any such amount payable under this Section 5.4(a) shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before.”
     7. Section 5.4(c) of the Agreement shall be amended so that as amended, Section 5.4(c) shall read as follows:
     “(c) Financial Planning. In the event of a Qualifying Termination of Employment, the Executive shall be entitled to receive three annual reimbursements for financial planning at the greater of the annual level the Executive was receiving (i) at the time of termination or (ii) at the time of the Change in Control, if applicable, with the first installment available in the calendar year in which the Qualifying Termination of Employment occurs and thereafter in the next two succeeding calendar years. The amount of a reimbursement available in one year shall only be available for financial planning services actually received in such year, shall not affect the amount available in any other taxable year, and the right to reimbursement under this Section 5.4(c) shall not be subject to liquidation or exchange for any other benefit. Any reimbursement shall be made on or before the last day of the year for which the reimbursement was available and the Executive shall be responsible for submitting claims for reimbursement in a timely manner so as to enable payment to be made within such year. If, with respect to any installment, the Executive fails to submit a claim for reimbursement so as to enable the Company to make a reimbursement in the same year in which the Executive incurred the financial planning expense, the Executive shall forfeit any right to reimbursement of such installment. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of his date of termination, then any such amounts payable under this Section 5.4(c) for financial planning expenses incurred during the six months following the Executive’s termination shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before.”
     8. Section 6 of the Agreement shall be amended by adding the following sentence at the end thereof:
“Any pension benefits accruing under the SERP shall be payable in accordance with the terms and provisions of the SERP.”
     9. Section 7 of the Agreement shall be amended by adding the following sentence at the end thereof:
“Any pension benefits accruing under the SERP shall be payable in accordance with the terms and provisions of the SERP.”
     10. Section 9 of the Agreement shall be amended by adding a new Section 9.5:
     “9.5 Any payments due to the Executive under Section 9 shall not be made until Executive has terminated his employment with the Company. Upon such termination of employment, Executive shall be paid the amounts due to him under this section, in a single sum within 30 days after the date of the Executive’s termination of employment; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then any amounts that are payable under this Section 9 upon Executive’s termination of employment shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his date of termination and (y) the date of the Executive’s death, and not before. All payments by the Company to Executive pursuant to this Section 9 shall be paid in any event no later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits the taxes to which a payment to the Executive by the Company relates.”

     11. Section 15.8 of the Agreement shall be amended so that as amended, Section 15.8 shall read as follows:
     “15.8 Legal Fees. In the event of any bona fide controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Company shall pay (on an as-incurred basis, with payment made no later than March 15 of the year following the year incurred) the reasonable fees and costs of the Executive’s attorneys attributable to such controversy or claim (the “Legal Fees”); provided that the Executive shall reimburse the Company for all such Legal Fees if the Executive does not prevail on at least one material issue arising in such controversy or claim.”
     12. Section 15 of the Agreement shall be amended by adding a new Section 15.10:
     “15.10 Determination of Specified Employee. For any amount payable hereunder, the determination of whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of his date of termination shall be determined by the Company under procedures adopted by the Company.”
     13. Section 15 of the Agreement shall be amended by adding a new Section 15.11:
     “15.11 Determination of Actual Payment Date. Whenever the Agreement provides for a payment to the Executive hereunder “within 30 days,” the actual date of payment within such 30 day period shall be determined by the Company in its sole discretion.”
     IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this First Amendment on the date(s) set forth below, but effective as of the date set forth above.

THE ST. JOE COMPANY
Date: December 19, 2007	By:	/s/ Rusty Bozman
Rusty Bozman
Vice President – Human Resources

EXECUTIVE
Date: December 19, 2007	/s/ Peter S. Rummell
Peter S. Rummell
Chairman and Chief Executive Officer

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